EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2003 relating to the financial statements and financial statement schedule, of Dell Inc., which appears in Dell Inc.’s Annual Report on Form 10-K for the year ended January 31, 2003. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 4, 2003 relating to the financial statements of the Dell Financial Services 401(k) Plan, which appears in the Annual Report on Form 11-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLC

Austin, Texas
December 12, 2003